EXHIBIT 4.6

JOURNAL No. 4151 – 2004

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A. ET AL.

AND

INVERSIONES TELEFONICA MOVILES HOLDING LIMITADA ET AL.

In Santiago, Chile, on July 23, 2004, before me, RAUL UNDURRAGA LASO, attorney, notary public of Santiago, of this domicile, MacIver 225, Suite 302, Regular Notary of Notarial Office No. 29, there appeared:

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A., a Chilean stock corporation, taxpayer identification No. 90.635.000-9, validly incorporated by public deed executed November 18, 1930, before Mr. Javier Etcheverría, Notary, registered on page 426, No. 158, of the 1931 Commercial Registry of the Santiago Real Estate Registrar, represented, as shall be evidenced at the end, by Mr. CLAUDIO MUÑOZ ZUÑIGA, Chilean, married, civil industrial engineer, identity card No. 9.618.122-1, both domiciled, for these purposes, at. Providencia 111, 29th floor, borough of Providencia, Santiago (hereinafter “CTC”), and COMPAÑIA DE TELECOMUNICACIONES DE CHILE-EQUIPOS Y SERVICIOS S.A., a Chilean stock corporation, taxpayer identification No. 96.545.500-0, validly incorporated by public deed executed December 1, 1998 before Mr. Mario Baros, Notary, registered on page 964, No. 461 of the 1989 Commercial Registry of the Santiago Real Estate Registrar, represented, as shall be evidenced at the end, by Mr. Cristián Aninat Salas, Chilean, attorney, married, identity card No. 6.284.875-8, both domiciled, for these purposes, at Providencia 111, 7th floor, borough of Providencia, Santiago (hereinafter “CTC Equipos” and collectively with CTC, the “Sellers”); and

Mr. JORGE ABADIA POZUELO, Spaniard, married, economist, passport No. Q179250, and Mr. MIGUEL GARRIDO DE LAS HERAS, Spaniard, single, attorney, passport No. P350698, both domiciled at Goya 24, 28001, Madrid, Spain, and transitorily in this city, both in the name and on behalf of, as shall be evidenced, INVERSIONES TELEFONICA MOVILES HOLDING LIMITADA (hereinafter “Holding”), a limited liability company, taxpayer identification No. 76.124.890-1, and of TEM INVERSIONES CHILE LIMITADA, a limited liability company, taxpayer identification No. 76.124.920-7, hereinafter “TEM INVERSIONES” and collectively with Holding the “Purchasers,” all domiciled, for these purposes, at Gertrudis Echeñique 30, 12th floor, borough of Las Condes, Santiago, among whom the following Share Purchase Agreement has been agreed:

WHEREAS:

1.       CTC is the owner of 2,660,991,949 shares issued by Telefónica Móvil de Chile S.A. (hereinafter the “Company”) that are set down in certificate No. 16 for 99.999997% of the share capital of the Company, free of any pledge, lien, usufruct, attachment, prohibition, litigation, third-party priority right, resolutory conditions, options and any other right or interest in respect thereof (the “CTC Shares”).

2.       CTC Equipos owns 8,051 shares issued by the Company, set out in Certificate No. 15, representing 0.000003% of the share capital of the Company, free of any pledge, lien, usufruct, attachment, prohibition, litigation, third-party priority right, resolutory conditions, options and any other right or interest in respect thereof (the “CTC Equipos Shares”).

3.        The Company is a closed stock corporation validly incorporated by public deed executed March 8, 1996, before Mr. Raúl Undurraga, Notary, registered on page 6,301, No. 5,197, of the 1996 Commercial Registry of the Santiago Real Estate Registrar, an abstract of which was published in the Official Gazette on March 16, 1996, and it is currently in good standing pursuant to Chilean law and engages in “the establishment, installation, administration, marketing and development of telecommunication facilities, equipment, systems and terminals for the rendering and exploitation of telecommunication services. It shall render service preferentially for telecommunications of business and social centers of development; rural and remote localities and, in general, for all telecommunication needs of the community.”

4.       The equity capital of the Company as of December 31, 2003 totaled 201,991,478,572 pesos, divided into 2,661,000,000 shares in one same series with no par value, free of any pledge, lien, usufruct, attachment, prohibition, litigation, third-party priority right, resolutory conditions, options and any other right or interest in respect thereof.

5.       On May 18, 2004, CTC signed a binding letter of offer presented by Telefónica Móviles S.A. (hereinafter “TEM”) whereby the Parties set down the essential terms and conditions under which TEM would acquire the Shares directly or indirectly (hereinafter the “Letter of Offer”), CTC agreeing that the price for the purchase of the CTC Shares included, by way of consideration, the fulfillment of all obligations and/or prohibitions contained in the Letter of Offer in its regard.

6.       On May 18, 2004, the Board of Directors of CTC approved the transfer of 100% of the CTC Shares to TEM under the required legal and by-law majorities.

7.       On July 15, 2004, the Special Shareholders Meeting of CTC approved the direct or indirect transfer of 100% of the CTC Shares to TEM under the required legal and by-law majorities provided TEM increase the price of the purchase of the Shares so as to cover the capital gains tax accruing as a consequence of the sale of the Shares under the conditions of the Letter of Offer, with a ceiling of 51 million U.S. Dollars, the amount estimated by the Board of Directors of CTC to pay such tax according to the data available thereto that was made available to its shareholders prior to such meeting. TEM accepted the new conditions in accordance with the resolution of the CTC Shareholders Meeting held July 15, 2004, which it notified to CTC on July 23, 2004.

8.       On June 30, 2004, the Board of Directors of CTC Equipos approved the direct or indirect transfer of 100% of the CTC Equipos Shares to TEM.

9.       The remaining conditions to which the consummation of the Share purchase was subject have been fulfilled prior to the signature of this Agreement.

10.     The Sellers are interested in selling and the Purchasers are interested in buying the Shares according to the terms and conditions contained in the Letter of Offer and the resolution adopted at the Special Shareholders Meeting of CTC and the Board of Directors

of CTC Equipos that have been incorporated to this share purchase agreement (hereinafter the “Agreement”), which they implement in accordance with the following stipulations:

FIRST:  DEFINITIONS

For purposes hereof, the following terms shall have the meaning given in the definitions set out below:

SHARES:  The CTC Shares and the CTC Equipos Shares.

CTC SHARES:  shall have the meaning indicated in the first recital of this Agreement.

CTC EQUIPOS SHARES:  shall have the meaning indicated in the second recital of this Agreement.

PURCHASERS:  Holding and TEM Inversiones.

SCHEDULES:  All documents attached to the Agreement that form an integral part of the same.

CTC:  Compañía de Telecomunicaciones de Chile S.A.

CTC Equipos: Compañía de Telecomunicaciones de Chile – Equipos y Servicios S.A.

Letter of Offer:  shall have the meaning indicated in the fifth recital of this Agreement.

Final Debt:  shall have the meaning indicated in Section 3.3.c of Clause Third hereof.

Outstanding Clauses of the Letter of Offer:  shall have the meaning indicated in Section 12.1 of Clause Twelfth hereof.

CLP:  Chilean pesos, legal tender in the Republic of Chile.

Agreement:  This Share Purchase Agreement between the Sellers and the Purchasers, including all Schedules thereto.

Debt:  The following obligations of the Company:

(a)      Payment obligations resulting from a loan, credit or any other type of finance transaction;

(b)      Payment obligations for bonds, promissory notes, convertible bonds or similar instruments;

(c)      The mercantile current account with CTC;

(d)      Debt acknowledgements made by the Company in favor of CTC;

(e)      Payment obligations under financial leases, except for those indicated in Note 19 of the Financial Statements of the Company as of March 31, 2004, corresponding to offices and vehicles of the Company;

(f)      Payment obligations arising from time payment of the acquisition or lease of goods or services (excluding payment obligations arising in the ordinary course of business but considering any time payment accruing interest to be Debt).

(g)      Net payment obligations resulting from interest, exchange rate or similar derivative transactions;

(h)      Payment obligations resulting from the repurchase of redeemable or convertible securities assumed by the Company;

(i)       Any of the obligations indicated in letters (a) to (h) assumed by other persons provided that such payment obligations have been secured in any way by the Company; and

(j)       Any other obligation that may be considered debt according to generally accepted accounting principles in the Republic of Chile.

The debt of the Company’s subsidiaries shall be considered Debt of the Company.

Debt Calculated by the Purchasers:  shall have the meaning indicated in Section 3.3.a of Clause Third hereof.

Maximum Debt:  shall have the meaning indicated in Section 3.3 of Clause Third hereof.

Business Days:  Those days other than Saturdays and Sundays on which banks generally do business in the cities of Santiago (Chile) and Madrid (Spain).

Financial Statements:  shall have the meaning indicated in Clause Sixth hereof.

Holding: Inversiones Telefónica Móviles Holding Limitada.

Confidential Information:  Any information relating hereto supplied in writing or verbally by one of the Parties to the other.

LIBOR:  (a) The annual rate appearing on the LIBOR 01 Reuters Screen for U.S. Dollar deposits of an amount that is equal or similar to the Estimated Price for one week, as published around 11:00 a.m. on the Business Day following the date of signature of this Agreement or, if such page or service is no longer available, on such other screen page or service of this type selected by the Parties; or

(b)      If no quotation for U.S. Dollars appears for the period in question and the Parties have not selected an alternative service from which such a quotation can be seen, the arithmetic average (rounded upwards to ten-thousandths of a point) of the rates that three of the prime European Banks are offering for U.S. Dollar deposits to the prime banks on the European Interbank Market for that period at 11:00 a.m. (London Time) on the Business Day following the date of signature hereof. A year of 360 days shall be used as the basis for calculation of the interest to be settled on the corresponding date, such interest to be calculated for the exact number of days between this date and the date of actual payment of the Estimated Price.

Party:  The Sellers or the Purchasers, individually.

Parties:  The Sellers and the Purchasers, collectively.

Estimated Price:  shall have the meaning indicated in Section 3.1 of clause third hereof.

Final Price:  shall have the meaning indicated in Section 3.3 of Clause Third hereof.

Company:  shall have the meaning indicated in the first recital of this Agreement.

TEM:  Telefónica Móviles S.A.

TEM INVERSIONES:  TEM Inversiones Chile Limitada.

Exchange Rate:  The average of the observed peso/dollar exchange rates in the five Business Days prior to the date of the shareholders meeting indicated in recital 7.

USD:  Dollars of the United States of America, the legal tender of the United States of America.

Sellers:  CTC and CTC EQUIPOS.

SECOND:  TRANSFER OF THE SHARES IN THE COMPANY.

The Sellers, represented in the manner indicated in the preamble, hereby sell, assign and transfer the Shares to the Buyers, who, duly represented in the manner indicated in the preamble, buy and acquire such Shares pro se, as follows:

(a)      CTC sells, assigns and transfers the CTC Shares to TEM Inversiones, who, duly represented in the manner indicated in the preamble, buys and acquires the CTC Shares pro se; and

(b)      CTC EQUIPOS sells, assigns and transfers the CTC EQUIPOS Shares to HOLDING who, duly represented in the manner indicated in the preamble, purchases and acquires the CTC EQUIPOS Shares pro se.

THIRD:  PRICE

3.1      The price set by the Parties for the transmission of the Shares is 1,057,875,999 Dollars (hereinafter the “Estimated Price”), 99.999997% of which shall be paid by TEM INVERSIONES to CTC and 0.000003% of which shall be paid by HOLDING to CTC EQUIPOS. The Parties agree that the Estimated Price may be subject to adjustment according to Section 3.3 of this Clause Third.

3.2      The Estimated Price will be paid in U.S. dollars by TEM INVERSIONES to CTC and by HOLDING to CTC EQUIPOS no later than July 28, 2004, by wire transfer to current account No. 456061647841 of ABN AMRO Bank, New York, NY, via Fed Funds – Fed Routing 026-009-580, Via Chips 0958, for account of Compañía de Telecomunicaciones de Chile S.A. de C.V., Santiago, Chile. The Estimated Price shall accrue interest from the date of signature hereof to the date of payment at an annual interest rate equal to LIBOR. Provided TEM has not paid the Estimated Price by July 28, 2004 for reasons attributable to TEM or the intermediaries thereof, the Estimated Price shall begin to accrue default interest at an interest rate equal to 5% annually.

3.3      The Purchasers and the Sellers represent that the Estimated Price has been calculated under the assumption that the Debt of the Company on the date of the CTC shareholders meeting indicated in the seventh recital hereof is no greater than CLP 161,440,964,893 (hereinafter the “Maximum Debt”) and that, therefore, the Estimated Price will be reduced provided the Debt on this date is greater than such amount, all according to the procedure described below:

(a)      During the period of 30 days following the date of signature hereof, the Purchasers shall send the Sellers a certificate stating in sufficient detail their estimates of the amount of the Debt on the date of the CTC shareholders meeting indicated in the seventh recital hereof (“Debt Calculated by the Purchasers”). Provided the Purchasers do not send the Sellers the amount of the Debt Calculated by the Purchasers in that period, they shall be deemed for all purposes to waive their right to adjust the Estimated Price pursuant to Section 3.3.(b). During 10 days following receipt by the Sellers of the Debt Calculated by the Purchasers, the Sellers shall notify the Purchasers of their agreement or disagreement with the same, it being understood, in absence of communication, that they agree with the Debt Calculated by the Purchasers.

(c)      Provided the Sellers have stated their disagreement with the amount of the Debt Calculated by the Purchasers, the Parties shall try to negotiate in good faith during a period of 10 days after receipt by the Purchasers of the notice by the Sellers stating their disagreement with the Debt Calculated by the Purchasers. If the Parties are unable to reach an agreement in such period of 10 days, any thereof may submit the dispute to PricewaterhouseCoopers (hereinafter “PWC”), who, in the period of 30 days after appointment thereof, extendible for another period of 30 days, shall render a decision on the amount of the Debt on the date of the CTC shareholders meeting indicated in the seventh recital hereof. The expenses of PWC shall be paid by the Party whose claim is furthest from the final decision of PWC. The decision thus rendered by PWC shall be deemed final and binding upon both Parties and not subject to any remedy nor to arbitration pursuant to Section 15.2 of Clause Fifteenth. The Parties promise to deliver all information to PWC that it reasonably requests to be able to perform the entrusted task. The Debt on the date of the CTC shareholders meeting indicated in the Seventh Recital hereof agreed upon by the Parties or determined by PWC shall be called the “Final Debt.”

(d)      Provided the Final Debt is greater than the Maximum Debt, the Estimated Price shall be reduced by the amount of such difference and the resulting sum shall be considered the Final Price. For such purposes, the difference between the Maximum Debt and the Final Debt shall be converted from CLP to USD using the Exchange Rate. Each Seller shall pay the respective Purchaser the percentage corresponding thereto (based on the number of Shares transferred by each Seller hereunder) of the amount in US$ of the difference between the Estimated Price and the Final Price. Payment of the difference shall be made by each Seller in same-day funds to the current account notified by each Purchaser to each Seller for such purpose in the non-extendible period of 5 Business Days following notice of the Final Debt by PWC or the date when the Parties have reached an agreement on the Final Debt.

3.4      The Shares include all assets and profits retained or accumulated in previous fiscal years, including those in the fiscal year ending December 31, 2003 that have not been distributed on this date, whether definitive or interim, as well as those from the actual fiscal year under way and any declared dividends, whether final or interim, and that have not yet been distributed on this date in respect of the Shares.

FOURTH:  DELIVERY OF DOCUMENTATION SIMULTANEOUS TO SIGNATURE OF THIS AGREEMENT.

The Sellers hereby deliver to the Purchasers:

1.	Certificates representing the Shares.
2.	All corporate books of the Company, including the Board Meeting Book;

3.        Shareholders Meeting Book;

4.        Shareholders Registry and the public registry stipulated in Article 135 of the Companies Law.

3.        Authenticated copies of the public deeds to which the minutes of CTC and CTC EQUIPOS Boards of Directors Meetings were executed in which the signature and execution of this Agreement were authorized by the Sellers.

4.        An authenticated copy of the public deed to which the minutes of the CTC Shareholders Meeting were executed in which the signature and execution of this Agreement were authorized by CTC.

5.        The letters of resignation of directors Bruno Philippi, Claudio Muñoz, Andrés Concha, Luis Cid and Julio Covarrubias.

6.        Minutes of the Special Shareholders Meeting of the Company held on this date at which the new members of the Board of Directors of the Company were appointed.

FIFTH:  ACTS TO BE PERFORMED ON THE DATE OF PAYMENT OF THE ESTIMATED PRICE.

5.1      Payment of the Debt. On the date of payment of the Estimated Price, i.e. no later than July 28, 2004, Holding, under the knowledge and consent of the Company, shall pay CTC the total amount of the Debt maintained by the Company with CTC on such date by wire transfer to current account No. 10184384 with Banco de Crédito e Inversiones in the name of Compañía de Telecomunicaciones de Chile S.A. As a consequence of such payment, CTC shall represent and warrant that the Company owes CTC no sum for the following reasons:

(a)	The mercantile current account agreement made between CTC and the Company;
(b)	Debt acknowledgement for the credit granted to the Company by Chase;
(c)	Debt acknowledgement for the credit granted to the Company by EKN-Citibank.

5.2     Delivery of Documentation. On the date of payment of the Estimated Price, i.e. no later than July 28, 2004, after payment of the Estimated Price pursuant to Section 3.2 of Clause Third above and after payment of the Debt mentioned in section 5.1 above, CTC shall deliver to the Purchasers:

1.        A letter issued by CTC and accepted by the Company stating that all Debt of the Company owed to CTC has been paid and specifying that after payment, the Company owes CTC no sum for the following reasons:

(a)      The mercantile current account agreement signed by CTC and the Company on January 2, 1998;

(b)      The debt acknowledgement for the credit granted to the Company by Chase on May 30, 2001, terminating the relationship existing between the Parties; and

(c)      The debt acknowledgement for the credit granted to the Company by EKN-Citibank on March 30, 2001, terminating the relationship existing between the Parties.

Such letter is attached to this Agreement as Schedule 1; and

2.	A letter of payment for the Estimated Price according to the form attached hereto as Schedule 2.

SIXTH:  REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

The Sellers make the following representations and warranties that constitute an essential reason for consent by the Purchasers and a fundamental element of the different obligations set down herein.

6.1	Incorporation and Good Standing of the Sellers

CTC and CTC EQUIPOS are duly incorporated and registered in accordance with the legislation of the Republic of Chile. They are in no legal situation of insolvency or suspension of payments and there is no reason for any type of declaration of insolvency, and they have the capacity to conduct their actual activities, own and manage their properties and assets.

6.2	Incorporation and Good Standing of the Company

The Company is duly incorporated and registered in accordance with the legislation of the Republic of Chile. It is in no legal situation of insolvency or suspension of payments and there is no reason whatsoever for any type of declaration of insolvency, and it has the capacity to conduct its actual activities, own and manage its properties and assets.

6.3	By-Law Requirements

CTC and CTC EQUIPOS have full capacity and are in compliance with all legal and by-law requirements necessary to formalize this Agreement, consummate the transfer of the Shares and fulfill the obligations imposed by this Agreement. CTC and CTC EQUIPOS shall not, by formalization and performance of this Agreement, infringe any legal or administrative provision, agreement, contract or commitment by which they are bound.

6.4	Equity Capital and Shares

The equity capital of the Company is the sum of CLP 201,991,478,572, fully subscribed and paid-in, approved by the Regular Shareholders Meeting of April of this year, and it is divided into 2,661,000,000 shares with no par value, in one same class and series, and CTC and CTC EQUIPOS are the sole and legitimate holders of the Shares that constitute 100% of the equity capital of the Company. There are no options or commitments relative to Shares nor expansions, reductions or commitments of capital pending registration or in the process of being made, nor is there any contract or commitment that obligates any of the Sellers or the Company to issue, exchange or otherwise convey or purchase, amortize or otherwise acquire Shares in the Company. The Shares are exempt from any restrictions in the exercise of the rights they represent as well as free of any charge, lien, title retention, option, limitation or right in favor of any person as well as any options, agreements, commitments, claims, attachments, assessments or liens and there is no debt in relation thereto. The transfer of the Shares shall, as of this date, confer upon Holding and TEM INVERSIONES full ownership and unconditional legal title to and possession of the Shares and the Sellers shall always guarantee such holding in respect of any persons who claim it, cooperating with the Purchasers in the same and not performing any acts contrary to such purpose. All of the rights and obligations of the shareholders in the company for that reason are set down in the by-laws thereof that the Purchasers declare to know and accept in their entirety, and there are no rights, obligations or commitments of any kind apart therefrom.

6.5	Distribution of Dividends

The Company does not owe its shareholders nor does it have the obligation to distribute thereto any sum for any reason, including, without limitation, dividends, capital reductions or interim dividends.

6.6	Financial Statements

The financial statements of the Company closed as of March 31, 2004, as of December 31, 2003 and as of December 31, 2002 (hereinafter the “Financial Statements”) that the Purchasers declare to know are complete, accurate, true and have been prepared in accordance with the generally accepted accounting principles and standards of the Republic of Chile and applied uniformly by the Company in previous fiscal years. The Financial Statements accurately reflect in all material aspects the assets, liabilities and financial and economic situation of the Company on their respective dates as well as the results of operations for the periods ending on those dates in accordance with the generally accepted accounting principles in the Republic of Chile applied uniformly.

6.7      As of March 31, 2004, the Financial Statements accurately reflect in all material aspects the assets, liabilities, financial and economic situation of the Company on that date, and the results of operations regarding the periods ending on those dates—that are furnished as Schedule 3—contain no liabilities that accrue interest except for those listed below:

(a)      The mercantile current account with CTC.

(b)      Debt acknowledgments made by the Company in favor of CTC indicated in Sections 4.1.(b) and (c) of Clause Fifth hereof; and

(c)      The statements in Note 19 of the Financial Statements of the Company as of March 31, 2004, corresponding to the financial leases of the offices and vehicles of the Company.

The Company has no liabilities or contingencies outside of the balance sheets contained in the Financial Statements.

6.8	Directors and Representatives.

Schedule 4 contains details on the members of the Board and Management of the Company. The only general powers of attorney of representation granted by the Company are those included in Schedule 5.

6.9	Compliance with the Law

The Company has complied strictly and continues to comply with the laws and other rules that are applicable thereto and has not committed any material infringement in the last 5 years of the laws and regulations applicable thereto and to the conduct of its business.

6.10	Ongoing Concern

The business of the Company is self-sufficient and shall continue to be after perfection of this Agreement, independently and separately from any person related to the Sellers, as it was being operated immediately prior to the date of this Agreement, which the Purchasers declare to know.

6.11	Taxes on the Purchase

Provided the Estimated Price totals US 1,006,875,999, the capital gains tax accruing as a consequence of the purchase of the Shares in the Company will total at least US$51 million Dollars pursuant to recital seventh.

6.12	Conditions of the Purchase

All terms and conditions of the purchase of the Shares contemplated herein comply with the conditions approved by the CTC Shareholders Meeting held July 15, 2004 for the sale of the Shares by CTC, including the amount of the Estimated Price.

SEVENTH:  REPRESENTATIONS AND WARRANTIES BY THE PURCHASERS

The Purchasers make the following representations and warranties that constitute an essential reason for the consent of the Sellers and a fundamental element of the different obligations set down herein:

7.1	Incorporation and Good Standing of the Purchasers.

The Purchasers are duly incorporated and registered in accordance with the legislation of the Republic of Chile. They are in no legal situation of insolvency or suspension of payments and there is no reason for any type of declaration of insolvency, and they have the capacity to conduct their actual activities, own and manage their properties and assets.

7.2	By-Law Requirements

The Purchasers have full capacity and are in compliance with all legal and by-law requirements necessary to formalize this Agreement, consummate the purchase of the Shares and fulfill the obligations imposed by this Agreement. The Purchasers are not in default on any legal or administrative provision, agreement, contract or commitment by which they are bound because of the formalization and performance of this Agreement.

EIGHTH:  NON-COMPETITION

CTC undertakes, pro se and on behalf of its respective controlled persons, for a period of 2 years as from the date of signature hereof, on the Chilean market:

(a)      not to acquire and/or participate directly or indirectly in the ownership or management of a company in the mobile telephone sector existing now on the Chilean market; and

(b)      not to acquire in any way or participate in the management of a mobile telephone concession.

NINTH:  INDEMNITY OBLIGATION

9.1      The Sellers shall be jointly and severally liable to the Purchasers within the framework of this Agreement and unequivocally and unrenounceably undertake to indemnify and hold each Purchaser harmless for any loss, damage, injury or expense

(including reasonable attorneys’ expenses) incurred by any Purchaser or by the Company as a consequence of:

(1)      Default on any of the obligations assumed by any Seller under this Agreement or the Outstanding Clauses of the Letter of Offer, including the non-competition obligation contained in Clause Eighth above.

(2)      The inaccuracy, mendacity or default on any of the representations, warranties or covenants acquired by any Seller within the purview of this Agreement or its Schedules, including the warranties contained in Clause Sixth above or the Outstanding Clauses of the Letter of Offer; or

(3)      The inaccuracy of the representation made by the Sellers in Section 6.11 of Clause Sixth above, in which case they should indemnify the Purchasers for the difference between (y) 51 million U.S. Dollars and (z) the amount of the capital gains tax accrued on the sale of the Company if the Estimated Price would have totaled US$1,006,875,999.

9.2      The Purchasers shall be jointly and severally liable to the Sellers within the framework of this Agreement and undertake unequivocally and irrenounceably to indemnify and hold each Seller harmless for any loss, damage, injury or expense (including reasonable attorneys’ expenses) incurred by any Seller as a consequence of:

1.       Default on any of the obligations assumed by any Purchaser under this Agreement or the Outstanding Clauses of the Letter of Offer; or

2.       The inaccuracy, mendacity or default on any of the representations, warranties or covenants acquired by any Purchaser within the purview of the stipulations in this Agreement or its Schedules, including the warranties contained in Clause Seventh above or in the Outstanding Clauses of the Letter of Offer.

TENTH:  CONFIDENTIALITY

10.1    The Sellers promise to keep confidential all information relative to the activities or businesses of the Company, including data on customers, suppliers, distributors, commissions, etc.

10.2    The Parties promise to keep confidential the contents of this Agreement. If any of the Purchasers or the Sellers were required by the authorities or obligated by law to disclose the contents of the confidential information, they should give written notice thereof 24 hours in advance to the other Party, provided this is materially possible given the period imposed for a response, in order for both Parties to be able to agree upon the information that will ultimately be disclosed. Save the exception stipulated in the preceding sentence, any public communication of the Agreement shall be previously agreed upon by the Parties.

ELEVENTH:  ASSIGNMENT

The Sellers may not assign all or part of the performance of the obligations hereunder to third parties unless they have prior specific written authorization of the other Party. The Purchasers may assign to one or more third parties the rights and obligations of the Purchasers within the purview of this Agreement with no need for prior consent of the Sellers provided the assignee is an affiliate of TEM. A company shall be deemed, for such purpose, to be an affiliate of TEM if it is controlled thereby, controls TEM or is under direct or indirect control of the controller of TEM.

TWELFTH:  REPEAL OF THE LETTER OF OFFER. AMENDMENTS.

12.1    This Agreement repeals and voids the Letter of Offer mentioned in the fifth recital of the Agreement except for the provisions in Sections A.4, A.7, G and H of such Letter of Offer (the Outstanding Clauses of the Letter of Offer) that will continue in force.

12.2    Any amendment to the stipulations in this Agreement shall be previously agreed upon by the Parties and a document signed for such purpose.

THIRTEENTH:  NOTICES

All notices, communications or notifications that must be made by the Parties shall be in writing and sent to the addresses of the Parties contained herein by fax, e-mail, certified mail or through a notary public.

HOLDING and TEM INVERSIONES

Attn.:    Senior Counsel

Miraflores 130

Santiago, Chile

Fax: (56-2) 661 7298

cc: TEM

Coya 24

28001 Madrid

Attn: Antonio Hornedo Muguiro

Fax: (349) 1423 4016

e-mail: hornedo_a@telefonicamoviles.com.

CTC and CTC EQUIPOS

Providencia 111, 24th floor

Santiago

Attn.: Cristián Aninat Salas

Fax: +56-2 – 691 3159

E-mail: caninat@ctc.cl.

FOURTEENTH:  EXPENSES AND TAXES

The Purchasers and the Sellers shall pay their respective expenses incurred in the preparation and negotiation of this Agreement. Each Party shall pay the taxes that may be assessed on this purchase. The expenses of the public deed of this Agreement shall be paid equally by both Parties.

FIFTEENTH:  LEGISLATION AND ARBITRATION

15.1   The Parties expressly agree that this Agreement shall be governed by Chilean law.

15.2   In any dispute or claim in relation hereto, to the existence, validity, interpretation or voidance hereof, the Purchasers and the Sellers agree to arbitration-at-law to be conducted in New York City (USA) before an arbitrator appointed by the American Arbitration Association, which will be conducted according to the rules thereof, with a specific waiver of any other applicable jurisdiction.

AUTHORITIES

The authority of Mr. Claudio Muñoz Zúñiga to represent Compañía de Telecomunicaciones de Chile S.A. is set down in the public deed dated May 7, 1999, extended before Mr. Alvaro Bianchi Rosas, Notary Public. The authority of Mr. Cristián Aninat Salas to represent Compañía de Telecomunicaciones de Chile-Equipos y Servicios S.A. is set down in the public deed dated July 22, 2004, extended before Mr. Raúl Undurraga L., Notary Public. The authorities of Mr. Jorge Abadía Pozuelo and Mr. Miguel Garrido de las Heras to represent Inversiones Telefónica Móviles Holding Limitada and TEM Inversiones Chile Limitada are set down in the public deeds dated July 22, 2004, both extended before Mr. René Benavente Cash, Notary Public. The authenticating Notary Public of this city does certify that this public deed is executed and extended in accordance with the provisions in Law 18,181 of October 27, 1982, published in Official Gazette No. 31,427 of November 26, 1982, which is duly annotated in the Journal Book under the respective number.

In witness whereof, the Parties sign after reading. A copy is given. I attest.

CLAUDIO MUÑOZ ZUÑIGA

for COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A.

CRISTIAN ANINAT SALAS

for COMPAÑIA DE TELECOMUNICACIONES DE CHILE-EQUIPOS Y SERVICIOS

S.A.

JORGE ABADIA POZUELO	MIGUEL GARRIDO DE LAS HERAS
for INVERSIONES TELEFONICA MOVILES HOLDINGS LTDA.

The Parties signed before me at Providencia 111, 29th floor.

This copy is a true record of the original. Santiago, July 26, 2004.

SCHEDULE I

Santiago, July ..., 2004

Messrs.

Telefónica Móvil de Chile S.A.

Hand Delivery

Gentlemen:

On this date, Compañía de Telecomunicaciones de Chile S.A. and Compañía de Telecomunicaciones de Chile Equipos y Servicios S.A. and Inversiones Telefónica Móviles Holding Limitada and TEM Inversiones Chile Limitada have signed a purchase agreement whereby the first two have transferred to the latter all of the shares they held in Telefónica Móvil de Chile S.A. under the conditions therein stipulated.

Pursuant to the aforesaid document, on behalf of Compañía de Telecomunicaciones de Chile S.A., I hereby declare that Telefónica Móvil de Chile S.A. does not owe my principal any sum for the following reasons:

(i)	The mercantile current account agreement;
(ii)	The debt acknowledgement for the credit granted to Telefónica Móvil de Chile S.A. by Chase in the amount of ................; and
(iii)	The debt acknowledgement for the credit granted to Telefónica Móvil de Chile S.A. by EKN-Citibank in the amount of ................

We grant Telefónica Móvil de Chile S.A. the most ample and complete discharge regarding such debts.

Very sincerely yours,

Claudio Muñoz Z.

General Manager

SCHEDULE II

Santiago, July ..., 2004

Messrs.

Telefónica Móviles S.A.

Inversiones Telefónica Móviles Holding Limitada

Inversiones TEM Chile Limitada

Hand Delivery

Gentlemen:

On July 23, 2004, Compañía de Telecomunicaciones de Chile S.A. and Compañía de Telecomunicaciones de Chile Equipos y Servicios S.A. and Inversiones Telefónica Móviles Holding Limitada and TEM Inversiones Chile Limitada signed a purchase agreement whereby the first two have transferred to the latter all of the shares they held in Telefónica Móvil de Chile S.A. under the conditions indicated therein.

Today, Compañía de Telecomunicaciones de Chile S.A. and Compañía de Telecomunicaciones de Chile Equipos y Servicios S.A. have received the sum of US$ ........... and US$ .............., respectively, in payment of the purchase price of the shares in Telefónica Móvil de Chile S.A., including interest accrued on such purchase price pursuant to the document indicated in the preceding paragraph.

Compañía de Telecomunicaciones de Chile S.A. hereby declares that Telefónica Móviles S.A., Inversiones Telefónica Móviles Holding Limitada and Inversiones TEM Chile Limitada owe it no sum whatsoever because of the purchase of shares in Telefónica Móvil de Chile S.A. and we grant Telefónica Móvil de Chile S.A. the most ample and complete discharge in respect of such amounts.

Sincerely yours,

Claudio Muñoz Z.

General Manager

SCHEDULE III

TELEFONICA MOVIL DE CHILE S.A.

Financial Statements for the three-month

period ending March 31, 2004 and 2003

and report by independent auditors.

REPORT BY THE INDEPENDENT AUDITORS

REVIEW OF INTERIM FINANCIAL STATEMENTS

Chairman of the Board of Directors and Directors of

Telefónica Móvil de Chile S.A.

We have reviewed the interim general balance sheets of Telefónic Móvil de Chile S.A. as of March 31, 2004 and 2003 and the corresponding interim income and cash flow statements for the three-month periods ending on those dates. These interim financial statements and the corresponding notes are the responsibility of the management of Telefónica Móvil de Chile S.A.

We have performed a review according to auditing standards established in Chile for a review of interim financial information. A review of interim financial information consists principally of applying audit procedures to the financial statements and of making inquiries with the staff responsible for financial and accounting matters. The scope of this review is substantially less than an audit performed according to generally accepted auditing standards of Chile where the objective is to express an opinion on the financial statements taken as a whole. Consequently, the interim financial statements as of March 31, 2004 and 2003 have not been audited and, therefore, we are unable to express, nor do we express, such an opinion.

Based on our review of the interim financial statements of Telefónica Móvil de Chile S.A. as of March 31, 2004 and 2003, we have no knowledge of any significant adjustments that should be made to such statements in order for them to be in harmony with generally accepted accounting principles of Chile.

DELOITTE

April 16, 2004

Arturo Plat A.

This corresponds to a deed under Journal

No. 4151, page 23457, of July 2004.

Santiago, July 26, 2004

This copy is a true record of the original.

Santiago, July 26, 2004.

JOURNAL NO. 2,211 / 99

APPOINTMENT, POWER OF ATTORNEY, RESIGNATION AND REVOCATION

BY AND BETWEEN

COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A.

AND

CLAUDIO MUÑOZ ZÚÑIGA ET AL.

In Santiago, Chile, on May 7, 1999, before me, ALVARO BIANCHI ROSAS, attorney, notary public, regular notary of the 11th Notarial Office of Santiago, with offices at Doctor Sótero del Rio 322, there appeared:

Mr. CRISTIÁN ANINAT SALAS, Chilean, married, attorney, national identity card No. 6.284.875-8, domiciled at Avda. Providencia 111, 30th floor, Santiago, who is of age, evidences his identity by the aforesaid identity card and states that duly empowered, he hereby executes the pertinent parts of the following minutes to public deed:

“FIRST PART OF THE MINUTES OF SPECIAL MEETING NO. 527 OF THE BOARD OF DIRECTORS OF COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A., HELD MAY 6, 1999.

“The Board of Directors of Compañía de Telecomunicaciones de Chile S.A. met in Santiago, Chile, on May 6, 1999, at 5:00 p.m., Mr. Javier Aguirre N., Chairman thereof, presiding. Present were directors Hans Eben O., Nicolás Majluf S., Felipe Montt F., Claudio Undurraga A., Luis Cid A., Augusto Iglesias P., and Sergio Badiola B. Directors Andrés Navarro H., Juan Perea S. de B., Guillermo Fernández V., Antonio Viana-Baptista and Ricardo Fornesa R. excused their absences. Also present were the General Manager, Mr. Jacinto Díaz S., the Vice-President of Management Control, Mr. Claudio Muñoz Z., the Secretary General, Mrs. Gladys Hernández S., and the Secretary, Mr. Cristián Aninat S.

“AGENDA.

“1.	CHANGE IN GENERAL MANAGER.
“1.1	RESIGNATION OF GENERAL MANAGER

“Mr. Jacinto Díaz S. reported that on this date, he presented his resignation from the position of General Manager of Compañía de Telecomunicaciones de Chile S.A. The Board unanimously resolved to accept the resignation submitted by Mr. Jacinto Díaz S. (Resolution No. 42/99).

“1.2	APPOINTMENT OF GENERAL MANAGER

“The Board of Directors unanimously resolved to appoint Mr. Claudio Muñoz Zuñiga as General Manager of Compañía de Telecomunicaciones de Chile S.A., who shall take office immediately and as he was present in the room, thanked the board for his appointment. (RESOLUTION NO.43/99).

“1.3	POWERS OF ATTORNEY OF THE GENERAL MANAGER

“The Board unanimously resolved to grant a general power of attorney to the General Manager with the following powers:

“1.      To represent the company in requesting concessions, privileges and licenses from the government, municipalities or other entities that are required for the appropriate course of the company’s business, in undertaking and formalizing, with ample authority, all proceedings and formalizations required by the interests of the Company in order to obtain such authorizations.

“2.	To enter into any type of telecommunications supply contract.

“3.      To open and close commercial and bank deposit and credit current accounts; to draw, deposit and overdraw thereon or in the accounts currently held by the Company.

“4.      To contract loans in any form, mutuatus, credits in a current account, advances against acceptance, promissory notes or others.

“5.      To draw, subscribe, accept, reaccept, extend, revalidate, endorse, co-sign, protest, discount and cancel bills of exchange, checks, promissory notes, drafts, documents that are registered, to the order or to the bearer and other negotiable or credit instruments and foreign exchange transactions. To approve and reject balances in current accounts, and order the withdrawal of checkbooks.

“6.      To establish agencies, branches, offices or annexes in any place in the country and eliminate them when he deems convenient.

“8.      To buy, sell, exchange, assign, give and receive in lease or sublease or administration any type of corporeal real estate or chattel.

“9.      To buy, acquire, sell, auction and assign shares, bonds and other negotiable instruments or bearer securities.

“10.    To mortgage, release, divide, limit, cancel and postpone mortgages.

“11.    To give in pledge, postpone, release and cancel pledges.

“12.    To accept pledges established by third parties.

“13.    To incorporate companies, bodies corporate of any type or communities, modify, dissolve and liquidate them.

“14.    To represent the principal with all powers and rights it has in companies, communities, or ventures in which the company has an interest or relationship.

“15.    To enter into, modify and settle any type of construction, installation, supervisory and work execution contract in general. To enter into, amend and settle construction contracts for the reconditioning of office space.

“16.    To enter into easement agreements and establish and accept usufructs.

“17.    To request any type of patent, privilege, factory mark and trademark and industrial models.

“18.    To enter into commodatum and deposit agreements.

“19.    To assign rights and credits and accept assignments.

“20.    To open safe-deposit boxes, withdraw securities in custody or guarantee.

“21.    To withdraw correspondence from the post office, whether or not certified, postal money orders and packages and telegraphic money orders.

“22.    To make a novation, pardon and offset obligations.

“23.    To enter into commission, representation, insurance agency, exchange and freight contracts.

“24.    To enter into employment contracts and amendments thereto, set down and stipulate wages and salaries, duties or tasks and other contract conditions, terminate such contracts under the conditions he deems convenient pursuant to governing law and sign receipts and discharges regarding the obligations arising from such employment contracts.

“25.    Debate presentations by union organizations of the company; enter into memorandums of settlement or collective agreements with such union organizations or employee or worker representations, amend and void them.

“26.   Enter into advisory, supervisory, training, improvement, maintenance, technical assistance agreements and, in general, any other contract or agreement that is necessary for the conduct of the corporate business.

“27.    Represent the principal before administrative authorities and fiscal, semi-fiscal, municipal or self-governing agencies, such as ministries, bureaus, services, corporations, departments, inspection offices, municipalities, banks, exercising all rights corresponding before them within the ordinary course of the company’s business. These same powers are deemed granted for international agencies and/or foreign authorities.

“28.    Collect and receive everything owed now or in the future to Compañía de Telecomunicaciones de Chile S.A. in money or in another type of corporeal or incorporeal real estate or chattel.

“29.    To grant receipts, cancellations and discharges.

“30.    To pay what is owed by Compañía de Telecomunicaciones de Chile S.A. in any way.

“31.    To make and accept payment in kind.

“32.    To stipulate and agree in any contract he makes to the prices, periods, contributions, obligations, rights, guarantees and other conditions he judges convenient, whether essential, natural or merely incidental.

“33.    To rescind, nullify, revoke, modify, void, terminate and discharge any contracts he has made.

“34.    To waive resolutory action.

“35.    To require rendering of accounts, approve or reject the same.

“36.    To request and accept adjudications of any type of goods.

“37.    To appoint depositaries and appraisers.

“38.    To request declarations of bankruptcy.

“39.    To verify credits, accept compositions, appoint liquidators, receivers and experts.

“40.    To sign all public or private documents relative to the aforesaid powers.

“41.    To represent Compañía de Telecomunicaciones de Chile S.A. judicially with all powers in both subparagraphs of article 7 of the Code of Civil Procedure, which are deemed set out one by one herein.

“42.    To sign international commercial agreements or joint ventures with other companies or entities such as international corporations or consortiums of different types.

“43.    To delegate any of the powers conferred to third parties or employees of the Company and revoke them freely.

“44.    In general, the mandatary is empowered to perform all judicial and extrajudicial acts that are necessary to exercise this mandate, even those for which the law requires a specific mention. (RESOLUTION NO. 44/99).

“1.4	REVOCATION OF PREVIOUS POWER OF ATTORNEY.

“The Board unanimously resolved to revoke the power of attorney granted to Mr. Jacinto Díaz Sánchez by Resolution No. 149/94 of the meeting held November 8, 1994, executed to public deed on that same date before Mr. Mario Baros González, Notary Public, while leaving in effect the powers of attorney granted by the same. (RESOLUTION NO. 45/99).

“3.	EXECUTION TO PUBLIC DEED

“The Board of Directors resolved to empower Mr. Cristián Aninat Salas to execute all or part of these minutes to public deed (RESOLUTION NO. 49/99).

“The Board agreed to interrupt the meeting to sign these minutes immediately. (RESOLUTION NO. 50/99).

Signed by Javier Aguirre N., Hans Eben O., Nicolás Majluf S., Felipe Montt F., Claudio Undurraga A., Luis Cid A., Augusto Iglesias P., Sergio Badiola B., Jacinto Díaz S., Cristián Aninat S.”

The pertinent parts of the minutes copied are in agreement with the original set down in the Book of Compañía de Telecomunicaciones de Chile S.A., which I have seen.

In witness whereof, the party signs this public deed after reading it. A copy is issued. I attest. Cristián Aninat Salas., A. Bianchi R., Notary Public.

In agreement with the original thereof. Santiago, May 26, 1999.

This corresponds to a deed under Journal

No. 2163, page 11,054, for April 2004.

Santiago, April 28, 2004.

Stamp of Raúl Undurraga Laso, Notary Public

of the 29th Notarial Office of Santiago.

THIS COPY IS A TRUE RECORD OF THE ORIGINAL.

SANTIAGO, APRIL 26, 2004